Exhibit 10.2

ACCELERATED VESTING AGREEMENT

THIS ACCELERATED VESTING AGREEMENT (this “Agreement”), dated as of June 13, 2008, is by and among TravelCenters of America LLC, a Delaware limited liability company (the “Company”) and John R. Hoadley (“Mr. Hoadley”).

RECITALS:

1.                                       Pursuant to a Restricted Share Agreement, dated as of November 26, 2007, by and between the Company and Mr. Hoadley (the “Restricted Share Agreements”), the Company granted Mr. Hoadley the Shares (as defined in the Restricted Share Agreements) subject to the vesting and repurchase provisions described therein.

2.                                       In connection with the termination of Mr. Hoadley’s employment with Reit Management & Research LLC (“RMR”) and the concurrent termination of his employment with the Company pursuant to those certain letter agreements each dated the date hereof (collectively, the “Termination Agreements”), Mr. Hoadley and the Company have agreed to have all of the Shares granted pursuant to the Restricted Share Agreements vest immediately, subject to and upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.         Accelerated Vesting; Related Agreements.

(a)           Provided that Mr. Hoadley shall have satisfied his obligations under Section 1(b), the Company and Mr. Hoadley hereby agree that, effective as of the Termination Date (as defined in the Termination Agreements), the Shares shall be fully vested and that the Company shall have no further right to repurchase the Shares pursuant to Section 2 of the Restricted Share Agreements.

(b)           Not less than three (3) business days prior to the Termination Date, Mr. Hoadley shall deliver to RMR an amount equal to the estimated withholding tax (as reasonably determined by RMR) that will be due and payable in connection with the consummation of the transactions contemplated by Section 1(a) (the “Withholding Tax”).  In the event that RMR shall thereafter reasonably determine that the actual amount of the Withholding Tax is greater than the amount so delivered by Mr. Hoadley, Mr. Hoadley shall within three (3) business days after receiving notice thereof deliver to RMR an amount equal to the excess of such actual amount over the aggregate amount theretofore delivered by him pursuant to this Section 1(b).  In the event that prior to the Company’s remittance of the Withholding Tax  to the Internal Revenue Service, RMR reasonably determines that the aggregate amount so delivered by Mr. Hoadley pursuant to this Section 1(b) was greater than the actual amount of the Withholding Tax, the Company shall within three (3) business days after receipt of notice thereof refund any excess payments to Mr. Hoadley.  Nothing contained herein shall be deemed to obligate the Company to file for a refund or other adjustment of any Withholding Tax remitted by it or to permit Mr. Hoadley to examine or otherwise have access to any withholding tax or other tax returns or records of the Company.

(c)           Mr. Hoadley acknowledges and agrees that (i) the Shares have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold, pledged, transferred or otherwise disposed of in the absence of an effective registration statement or an opinion of counsel acceptable to the Company that registration is not required, and (ii) any certificate or account statement representing the Shares shall bear a legend substantially in the following form:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THE SHARES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES OR AN OPINION OF THE COMPANY’S COUNSEL THAT REGISTRATION IS NOT REQUIRED.

(d)           Mr. Hoadley acknowledges and agrees that he is responsible for all income tax obligations and/or liability created under state and federal tax laws by virtue of the vesting of the Shares and agrees to indemnify the Company for any tax liability that may be imposed on it by virtue of such transactions.

2.         Miscellaneous Provisions.

(a)           Amendment, Modification and Severability.  This Agreement may not be amended or modified or waived except by a written agreement signed by the party against whom enforcement of such amendment, modification or waiver is sought.

(b)           Notices.  All notices, requests or other communications required or permitted hereunder shall be given in writing and delivered by hand, overnight delivery service or certified mail and shall be deemed to have been delivered on the date of receipt, to the addresses set forth below:

The Company:

TravelCenters of America LLC
24601 Center Ridge Road, Suite 200
Westlake, OH  44145-5639
Attn:  Chief Financial Officer

Mr. Hoadley:

John R. Hoadley
8 Judith Drive
North Reading, MA 01864

(c)           Entire Agreement.  This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, except for the Termination Agreement referenced above.

(d)           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns, but this Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties and any assignment made absent such consent shall be void ab initio.  This Agreement and the legal relations between and among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to principles of conflicts of laws.  To the extent permitted by law, the parties agree to the exclusive jurisdiction of the state courts of, and the federal courts located in, the Commonwealth of Massachusetts to resolve any and all claims arising out of, or relating to, the enforcement of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement and other documents referred to herein which form a part hereof, embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof.  There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth or referred to herein.

(e)           Further Assurances.  From time to time after the date hereof, each party agrees to execute and deliver such other instruments and take such other actions as the other may reasonably request in connection with the transactions contemplated hereby or to effectuate the full intent hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

TravelCenters of America LLC

By:	/s/ Thomas M. O’Brien
Name:
Title:

/s/ John R. Hoadley
John R. Hoadley